GENERAL DYNAMICS

Acquisition of Veridian Corporation

Investor Presentation
New York, NY

Nicholas D. Chabraja
10 June 2003

General Dynamics

General Dynamics cautions that "Forward-Looking Statements" in this presentation as to future results of operations and financial projections reflect the Company's views, but are necessarily subject to risks and uncertainties and no assurances can be given that such expressed or implied results will be achieved. A more complete expression of these risks and uncertainties is contained in the Company's filings with the Securities and Exchange Commission, and you are encouraged to review these filings, of which the form 10-K and forms 10-Q may be of particular interest.

Veridian Corporation Acquisition

- $1.5 Billion Transaction:
  - $35 / Share in Cash
  - Assume $270 Million of Debt
- Subject to Veridian Shareholder Vote and Normal Regulatory Approvals
- Expected to Close Late September 2003
- Accretive to Earnings and Cash Flow

Veridian Overview

- Prime on ~ 80% of Contracts
- Total Backlog ~$2.5 Billion
- 7,300 Employees
- 75% of Employees Hold Security Clearance

Veridian Competencies Complement IS&T

- Intelligence, Surveillance & Reconnaissance Missions
- Knowledge Discovery & Decision Support
- Network Security & Enterprise Protection
- Chemical, Biological & Nuclear Detection Sensors
- Modeling and Simulation
- Systems Engineering/Software Expertise

Veridian Customer Base Complements IS&T

- Extends General Dynamics Reach Within:
  - Pentagon
  - Intelligence Community
  - Homeland Security
- Establishes Solid General Dynamics Presence In:
  - Other Federal Security-Related Agencies
  - State and Local Emergency Response Markets

Strategic Combination Enhances IS&T Growth Potential

- Increases DoD C4ISR Opportunities
- Positions GD At All Intelligence Agencies
- Bolsters Homeland Security Offerings

Veridian Financial Objectives

- **Estimated 2003 Results:**
  - Sales ~ $1.2 Billion
  - EBIT ~ $90 Million
  - EBITDA ~ $105 Million
- **Estimated 2004 Results:**
  - Sales ~ $1.4 Billion
  - EBIT ~ $110 Million
  - EBITDA ~ $125 Million

Veridian Transaction Metrics

Price / Estimated 2004 Sales	~ 1.14 X
Price / Estimated 2004 EBIT	~ 14.1 X
Price/Estimated 2004 EBITDA	~ 12.2 X

General Dynamics

This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Veridian Corporation. Veridian Corporation will file and deliver all proxy statements, and Veridian Corporation and General Dynamics Corporation will file and deliver all other forms, notices and documents required under state and federal law with respect to the merger. Veridian Corporation will be filing preliminary proxy materials with the Securities and Exchange Commission. Upon expiration of the waiting period required under the federal securities laws to permit the SEC to review and comment upon the preliminary proxy materials, Veridian Corporation will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail the definitive proxy materials to its stockholders. The definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of Veridian Corporation's board of directors in respect of the merger. Stockholders of Veridian Corporation are advised to read the definitive proxy materials, including the proxy statement and the Agreement and Plan of Merger, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, may be obtained without charge at the SEC's website at www.sec.gov or at Veridian Corporation's website at www.veridian.com as they become available.